EXHIBIT 99.1

                           NEWMARKET TECHNOLOGY, INC.
                         14860 Montfort Drive, Suite 210
                               Dallas, Texas 75254


                                January 22, 2007


Board of Directors
Paragon Financial Corporation
2207 Sawgrass Village Drive
Ponte Vedra Beach, Florida 32082

Re: Letter of Intent for the Sale of UniOne Consulting Ltda., to Paragon Financial Corp.

Dear Sirs:

         NewMarket Technology, Inc., ("NMKT") is pleased to submit a binding Letter of Intent to Paragon Financial Corporation ("PGNF"), both NMKT and PGNF together referred to hereinafter as the "Parties." This Letter is being submitted subject to (i) agreement on final terms of a definitive acquisition agreement; (ii) completion of due diligence; (iii) approval by the respective Parties' Boards of Directors; and (iv) regulatory filings and approval.

RECITALS

1. NMKT, a Nevada corporation engaged primarily in emerging communication technologies, is a public company reporting the Securities and Exchange Commission (the "SEC"), with its Common Stock trading on the Over the Counter Bulletin Board;

2. PGNF, a Delaware corporation engaged in the financial services business, was an SEC reporting company through the year ending December 31, 2005, and its Common Stock is presently trading on the PinkSheets;

3. NMKT wishes to sell, and PGNF wishes to acquire, a wholly owned subsidiary of NMKT, Unione Consulting Ltda., (UniOne"), in exchange for a PGNF preferred stock designated by PGNF's Board of Directors specifically for this transaction (referred to hereinafter as "Supermajority Preferred");

4. UniOne, a Brazilian limited liability company, is a systems integrator, developer and business practice implementation company, providing support for the integration and maintenance of enterprise software applications;

5. To consummate the transaction, PGNF shall issue to NMKT shares of Supermajority Preferred, which shall have supermajority voting rights to represent a 90% controlling interest in PGNF. The Supermajority Preferred will be subject to a twelve month lock up period and will have anti-dilution protection.

         DUE DILIGENCE

         The Parties will require an immediate exchange of due diligence information (e.g. copies of material and related contracts, copies of all corporate documents filed with the Delaware Secretary of State, etc). We anticipate that due diligence can be conducted concurrently while the Parties immediately begin work drafting the definitive agreements.

APPROVALS AND CONDITIONS

         The Transaction will be subject to the completion of a mutually satisfactory definitive acquisition agreement subsequent to the completion of due diligence. That agreement will contain representations, warranties, covenants, conditions, and other terms customary to transactions similar to the contemplated transaction. Consummation of the transaction will also be subject to any necessary appropriate government and regulatory approvals.

         This letter of intent is binding. The Parties have previously entered into a non-binding letter of intent under which each has conducted satisfactory due-diligence and negotiation to commit to a binding agreement. If either party withdraws from the commitment to close the contemplated transaction for reason other than regulatory approval the withdrawing party will be required to pay a $100,000 penalty to the other party.

         If you are in agreement with the foregoing, please so indicate by executing a copy of this letter in the space provided below and returning such copy to us no later than January 22, 2007, after which time this letter shall terminate.


Very truly yours,
NewMarket Technology, Inc.


By:      /s/ Philip Verges
------------------------------------------------------------
         Philip Verges, Chief Executive Officer and Chairman



AGREED AND ACCEPTED:
Paragon Financial Corporation.



By:      /s/ Paul Danner
-------------------------------------------------------------
         Paul Danner, Director and Authorized Signatory